UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 29, 2019

TPI Composites, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37839	20-1590775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, Arizona 85253
(Address of Principal Executive Offices) (Zip Code)

480-305-8910
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ X ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2019, TPI Composites, Inc. (the Company) announced that Tyrone Michael Jordan has been appointed to its Board of Directors (the Board). Mr. Jordan was appointed as a Class III Director on January 29, 2019, to serve for a term expiring at the Company’s 2019 annual meeting of stockholders, or until his successor is elected or qualified or until his earlier resignation or removal.

Since 2015, Mr. Jordan has served as the President and Chief Operating Officer of Dura Automotive Systems, LLC, a global designer and manufacturer of automotive components, including control systems, exterior systems and lightweight structural systems for original equipment manufacturers and other transportation industries. Mr. Jordan began his career at General Motors Company (GM). During his GM tenures from 1984 to 2009 and from 2014 to 2015, Mr. Jordan held numerous international operations, business development, strategy, marketing and sales, M&A and product development executive positions including Global Executive Director of Product Development for New Vehicle Technologies and ultimately served as Executive Vice President, Global Operations and Customer Experience. From 2009 to 2013, Mr. Jordan served United Technologies Corporation in prominent roles in manufacturing operations, purchasing, technology and engineering and ultimately served as Global SVP, Operations and Supply Chain, Aerospace Systems.

Mr. Jordan holds an Executive Aerospace & Defense Masters of Business Administration in Operations, Strategy and Finance from the University of Tennessee, an A.A.S. degree in Industrial Engineering Technology from Purdue University and a B.S. degree in Pre-law/Criminology from Eastern Michigan University.

In connection with his appointment as a director of the Company, Mr. Jordan was granted an option to purchase 4,660 shares of the Company’s common stock at an exercise price of $29.17 per share, pursuant to the Company’s Non-Employee Director Compensation Policy and the Company’s 2015 Amended and Restated Stock Option and Incentive Plan (the Plan). The option will have a term of ten years and will vest over four years (25% on the first anniversary date of the grant date and 6.25% each quarter thereafter); provided, however that the option will vest in its entirety upon a change of control of the Company. In addition, Mr. Jordan was granted an award of 1,540 restricted stock units pursuant to the Company’s Non-Employee Director Compensation Policy and the Plan. The restricted stock units will vest in full on the earlier of the Company’s next annual shareholder meeting or the first year anniversary of the date of the grant so long as Mr. Jordan continues to serve on the Board through the vesting date. In addition, Mr. Jordan also will receive an annual cash fee of $60,000 for serving on the Board.

The Board has determined that Mr. Jordan will be an independent director for purposes of NASDAQ rules. In addition, Mr. Jordan was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions between Mr. Jordan and the Company that would require disclosure under Item 404(a) of Regulation S-K. The Company will enter into its standard form of indemnification agreement with Mr. Jordan in connection with his appointment to the Board.

On January 30, 2019, the Company issued a press release regarding Mr. Jordan’s appointment, which is included as Exhibit 99.1 to this Form 8-K. The information in Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of TPI Composites, Inc., dated January 30, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: January 30, 2019	By:	/s/ William E. Siwek
William E. Siwek
Chief Financial Officer